Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Forms S-8 of General Communication, Inc. of our report dated March 15, 2006, except as to notes 1 and 18, which are as of December 13, 2006, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 15, 2006, except as to the third through final paragraph of Management’s Assessment of Internal Control Over Reporting, which are as of December 13, 2006, on management’s assessment of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-KA of General Communication, Inc.

Our report dated March 15, 2006, except as to notes 1 and 18, which are as of December 13, 2006, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, contains an explanatory paragraph that states that the financial statements as of and for the year ending December 31, 2005 have been restated.

Our report dated March 15, 2006, except as to the third through final paragraph of Management’s Assessment of Internal Control Over Reporting, which are as of December 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraph that state that General Communication, Inc.’s (1) system development controls associated with the introduction of its new customer billing system did not operate effectively and (2) internal controls were inadequately designed in that its policies and procedures did not consistently provide for effective analysis and implementation of accounting pronouncements as applied to non-routine transactions.

/s/ KPMG LLP
Anchorage, Alaska
December 13, 2006